UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 16, 2009, Discover Bank, (the “Bank”), a subsidiary of Discover Financial Services (the “Company”), issued and sold $700 million aggregate principal amount of its 8.70% Subordinated Notes due November 18, 2019 (the “Notes”). The Notes were issued pursuant to a Fiscal and Paying Agency Agreement, dated November 16, 2009 (the “FPAA”), between the Bank, as issuer of the Notes, and U.S. Bank National Association, as fiscal and paying agent. The Notes were issued pursuant to an exemption from registration provided by Section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”).

The indebtedness of the Bank evidenced by the Notes, including principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, its obligations to any Federal Reserve Bank or the Federal Deposit Insurance Company (the “FDIC”) and its obligations to its other creditors, and to any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), in each case whether now outstanding or hereafter incurred (except any obligations which expressly rank on a parity with or junior to the Notes).

The Notes will bear interest at the rate of 8.70% per annum from November 16, 2009 until the principal of the Notes has been paid in full. Interest on the Notes will be payable semi-annually in arrears on May 18 and November 18 of each year, commencing May 18, 2010, and on the date of maturity (each, an “Interest Payment Date”). Payments will include interest accrued to (but excluding) the relevant Interest Payment Date. Interest on the Notes will be calculated on the basis of a 360 day year of twelve 30 day months.

A copy of the FPAA, which includes the form of Note as an exhibit thereto, is filed with this Current Report as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

4.1	Fiscal and Paying Agency Agreement, dated November 16, 2009, between Discover Bank, as issuer, and U.S. Bank National Association, as fiscal and paying agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: November 16, 2009	By:	/S/ CHRISTOPHER GREENE
	Name:	Christopher Greene
	Title:	Assistant Secretary

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